Exhibit 5.1
March 14, 2008
Endeavour International Corporation
1000 Main Street, Suite 3300
Houston, TX 77002
Ladies and Gentlemen:
     This opinion is delivered in connection with a Registration Statement on Form S-8, filed with the Securities Exchange Commission on the date hereof (the “Registration Statement”) by Endeavour International Corporation, a Nevada corporation (the “Company”), relating to the registration of 1,400,000 shares of the Company’s Common Stock, par value $.001 per share (the “Common Stock”), of which (i) 400,000 shares of Common Stock have been issued to J. Michael Kirksey (the “Kirksey Shares”) pursuant to that certain Restricted Stock Award Agreement dated as of September 26, 2007 (the “Kirksey Stock Agreement”); and (ii) 400,000 shares of Common Stock have been issued to John G. Williams (the “Williams Shares”) pursuant to that certain Restricted Stock Award Agreement dated as of October 1, 2007 (the “Williams Stock Agreement” and collectively with the Kirksey Stock Agreement, the “Stock Agreements”). Further, the Company has granted options to purchase up to 600,000 shares of Common Stock (the “Option Shares”) as follows: (a) to J. Michael Kirksey an option to purchase up to 400,000 shares of Common Stock pursuant to the provisions of that certain Nonstatutory Stock Option Agreement effective as of September 26, 2007 (the “Kirksey Option Agreement”) and (b) to John G. Williams an option to purchase up to 200,000 shares of Common Stock pursuant to the provisions of that certain Nonstatutory Stock Option Agreement effective as of October 1, 2007 (the “Williams Option Agreement” and collectively with the Kirksey Option Agreement, the “Option Agreements”). As special Nevada counsel for the Company, we advise you as follows.
     In connection with rendering this opinion, we have examined or are familiar with the Articles of Incorporation of the Company, as amended to the date hereof, the Bylaws of the Company, as amended to the date hereof, the corporate proceedings with respect to the Stock Agreements and Option Agreements, the Registration Statement, and such other certificates, instruments and documents as we have considered necessary or appropriate for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid records, certificates and documents. We have also assumed that: (i) all of the Option

Endeavour International Corporation
March 14, 2008

Shares will be issued pursuant to and in accordance with the terms of the respective Option Agreements under which they are issued and issued for the consideration described in the respective Option Agreements; (ii) all actions required to be taken under the Option Agreements by the Board of Directors of the Company and any committee thereof will be taken by the Board of Directors of the Company and any committee thereof, respectively; and (iii) at the time of the issuance of the Option Shares pursuant to the Option Agreements, the Company shall continue to have sufficient authorized and unissued shares of Common Stock reserved for issuance thereunder.
     Based on the foregoing and subject to the assumptions, limitations and qualifications set forth herein, we advise you as follows:
     1. The Company is a corporation duly organized and legally existing and in good standing under the laws of the State of Nevada.
     2. The Kirksey Shares and Williams Shares have been duly authorized and are validly issued, fully paid and nonassessable.
     3. The Option Shares have been duly authorized and, when issued in accordance with the terms of the respective Option Agreement, such Option Shares will be validly issued, fully paid and nonassessable.
     The foregoing opinion is limited to the matters expressly set forth herein and no opinion may be implied or inferred beyond the matters expressly stated. We disclaim any obligation to update this letter for events occurring after the date of this letter, or as a result of knowledge acquired by us after that date, including changes in any of the statutory or decisional law after the date of this letter. We are members of the bar of the State of Nevada. We express no opinion as to the effect and application of any United States federal law, rule or regulation or any securities or blue sky laws of any state, including the State of Nevada. We are not opining on, and assume no responsibility as to, the applicability to or the effect on any of the matters covered herein of the laws of any other jurisdiction, other than the laws of Nevada as presently in effect.
     We hereby consent:
1.	To being named in the Registration Statement and in any amendments thereto as counsel for the Company;

2.	To the statements with reference to our firm made in the Registration Statement; and

3.	To the filing of this opinion as an exhibit to the Registration Statement.
Sincerely,

Endeavour International Corporation
March 14, 2008

WOODBURN and WEDGE
By:	/s/ Gregg P. Barnard
Gregg P. Barnard